EXHIBIT 1

                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC.
                       HELD ON THE 20th DAY OF July, 2006


THE FOLLOWING RESOLUTIONS WERE PASSED BY THE BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC. (THE "CORPORATION") HAVING BEEN CONSENTED TO AND ADOPTED IN WRITING BY ALL THE DIRECTORS OF THE CORPORATION AS AT JULY 20, 2006.

WHEREAS the undersigned are Directors of LegalPlay Entertainment Inc., a Florida company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

BE IT RESOLVED that the Corporation has decided to terminate the services of Amisano Hanson Chartered Accountants to perform the audit of the Corporation's consolidated financial statements. This decision is in no way based on its performance or services provided to date.

AND BE IT FURTHER RESOLVED that the Corporation has retained the services of Dale Matheson Carr-Hilton Labonte Chartered Accountants to audit the Corporation's 2006 consolidated financial statements.

AND BE IT FURTHER RESOLVED that the Corporation will continue to use the services of Dale Matheson Carr-Hilton Labonte Chartered Accountants until resolved otherwise.

EFFECTIVE this 20th day of July, 2006



/s/Cecil Morris
-----------------------------------
Cecil Morris, Director

/s/ John Page
-----------------------------------
John Page, Director